<EXHIBIT>                                                            EXHIBIT 2.1

                     SHARE PURCHASE AGREEMENT

                    DATED AS OF NOVEMBER 17, 1997

                           BY AND AMONG

                          UL AMERICA, INC.,

                      WELLS ELECTRONICS, INC.

                               AND

                             PCD INC.

APPENDICES

Appendix A    -    Certain Definitions
Appendix B    -    Documents to Be Delivered by Seller at the
                   Closing
Appendix C    -    Documents to Be Delivered by Buyer at the
                   Closing
SCHEDULES

Schedule 3.2(A)  -  Incorporation, Subsidiaries, Branches
Schedule 3.2(B)  -  Financial Statements
Schedule 3.2(C)  -  Undisclosed Liabilities
Schedule 3.2(D)  -  Taxes
Schedule 3.2(E)  -  Real Property
Schedule 3.2(F)  -  Tangible Personal Property
Schedule 3.2(G)  -  Intellectual Property
Schedule 3.2(H)  -  Litigation
Schedule 3.2(I)  -  Contracts
Schedule 3.2(J)  -  Employees and Employee Benefits
Schedule 3.2(K)  -  Compliance With Environmental Laws
Schedule 3.2(L)  -  Compliance With Other Laws
Schedule 3.2(N)  -  Insurance
Schedule 4.4(J)  -  Powers of Attorney

                     SHARE PURCHASE AGREEMENTS

     SHARE PURCHASE AGREEMENT (this "Purchase Agreement"), dated as of November 17, 1997, by and among UL AMERICA, INC.
("Seller"), a Delaware corporation, Wells Electronics, Inc. (the
"Company"), an Indiana Corporation, and PCD Inc. ("Buyer"), a
Massachusetts corporation.

                            RECITALS

     A. The Company is engaged in the business (the "Business") of developing, designing, manufacturing, selling, and servicing burn-in/test sockets and plastic carriers (the "Products") for the global semiconductor industry;

     B. Seller owns all of the issued and outstanding common stock of the Company (the "Shares");

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares on and subject to the terms and conditions contained in this Purchase Agreement; and

     D. Siebe PLC has agreed to guaranty the obligations of Seller and the Company hereunder.

                       TERMS AND CONDITIONS

     In consideration of the matters recited above and for other good and valuable consideration, and intending to be legally bound by this Purchase Agreement, Buyer, the Company and Seller hereby agree as follows:


                            ARTICLE I
                        GENERAL PROVISIONS

     1.1 DEFINITIONS. Appendix A sets forth the definitions of certain terms used in this Purchase Agreement. Those terms shall have the meanings set forth in Appendix A where used in this Purchase Agreement and identified with initial capital letters.

     1.2 OTHER DEFINITIONS AND MEANINGS; INTERPRETATION. For purposes of this Purchase Agreement, the term "parties" means Buyer, the Company and Seller (except where the context otherwise requires); and the term "person" includes any natural person, firm, association, partnership, corporation, limited liability company or partnership, governmental agency, or other entity other than the parties. The Table of Contents and the headings of the Articles and Sections of this Purchase Agreement have been included in this Purchase Agreement for convenience of reference only and shall not be deemed to affect the meaning of the operative provisions of this Purchase Agreement. All dollar amounts referred to in this Purchase Agreement are in United States Dollars.


                             ARTICLE II
                          PURCHASE AND SALE

     2.1 TRANSACTION. On and subject to the terms and conditions of this Purchase Agreement

          (A) At the Closing, Buyer will purchase from Seller, and Seller will sell, transfer, and assign to Buyer, all of the Shares; and

          (B) Buyer will pay Seller the Purchase Price as provided in Section 2.2.

     2.2 PURCHASE PRICE. For the purposes of this purchase agreement, the term "purchase price" means one hundred and thirty million dollars ($130,000,000) plus or minus the amount of the adjustment

     2.3   ADJUSTMENT.

          (A) Preparation of Closing Balance Sheet. Within 40 days after the Closing Date, Buyer will prepare, in cooperation with Seller, and deliver to the Seller a draft consolidated balance sheet (the "Draft Closing Date Balance Sheet") for the Company as of the close of business on the Closing Date. The Draft Closing Date Balance Sheet (as well as the Closing Date Balance Sheet referred to below) will be prepared (except as specified in Section 2.3(F)) in accordance with U.K. GAAP applied on a basis consistent with and subject to those used in the preparation of the financial statements included in Schedule 3.2(B), it being understood and agreed that there shall be no significant changes in the reserves, except for changes occurring in the ordinary course of business, it being understood and agreed that the computation of reserves will be on a basis consistent with the September 30, 1997 balance sheet, a copy of which is annexed hereto; and it being further understood that the application of the accounting principles, practices and procedures specified in the Siebe Financial Controller Manual, attached hereto as a part of Schedule 3.2(B), shall not result in any material differences from the results under U.K. GAAP

          (B) Informal Negotiations; Dispute Resolution. If the Seller believes that the Draft Closing Date Balance Sheet has not been prepared as required, it will deliver a detailed statement describing its objections to Buyer within 30 days after receiving the Draft Closing Date Balance Sheet. Buyer and Seller will use reasonable efforts to resolve amicably any such objections themselves. If the parties do not obtain a final resolution within 30 days after Buyer has received the statement of objections, however, Buyer and Seller will select an accounting firm

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     mutually acceptable to them to resolve any remaining
     objections (after excluding their respective regular outside accounting firms). If the parties are unable to mutually select such accounting firm within 15 days after the expiration of the 30 day period specified in the immediately preceding sentence, the accounting firm shall be selected by the President of the American Arbitration Association. The determination of any accounting firm so selected will be made within 30 days following the selection of such firm, will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(B). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2.3(B).

          (C) Fees and Expenses. In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.3(B) above, the Buyer and Seller will share responsibility for the fees and expenses of the accounting firm as follows:

                (1)   if the accounting firm resolves
          substantially all of the remaining objections in favor of the Buyer, Seller will be responsible for all of the fees and expenses of the accounting firm;

                (2)   if the accounting firm resolves
          substantially all of the remaining objections in favor of Seller, Buyer will be responsible for all of the fees and expenses of the accounting firm; and

                (3) if the accounting firm resolves certain substantial objections in favor of Buyer and other substantial objections in favor of Seller, the fees and expenses of the accounting firm will be borne by the Buyer and Seller in such proportion as the accounting firm deems equitable.

          (D) Access. Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, and the books, records, and financial staff of the Company, available to the Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (1) the preparation by Buyer of the Draft Closing Date Balance Sheet, (2) the review by the Seller of the Draft Closing Date Balance Sheet, and (3) the resolution by the parties of any objections thereto.

          (E) Base-Line Net Worth. The "Base-Line Net Worth" will be an amount equal to Twenty Two Million Fifty Eight
     Thousand Dollars ($22,058,000).

          (F)   Determination of Closing Net Worth.  The
     "Closing Net Worth" will be an amount equal to the aggregate book value of the Company's assets minus the

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     aggregate book amount of the Company's liabilities as of the
     Closing, as shown on the Closing Date Balance Sheet. It is understood and agreed (i) that the liabilities shown on the Closing Date Balance Sheet will reflect, based on U.K. GAAP principles, any unpaid liabilities of the Company or any Company Subsidiary for bonuses or other incentive payments, sales commissions, unfunded pension obligations (including without limitation the Japanese and Korean retirement allowances) and unfunded disability obligations allocable with respect to periods ending on or prior to the Closing Date and (ii) that there shall be no proration or allocation to periods after the Closing Date with respect to any bonuses payable, including bonuses payable by reason of the sale of the Company, to the following six individuals:
     Richard J. Mullin, James E. Miner, Bruce B. Myers, Rick Jones, Charles B. Dodson and James B. Putt. Notwithstanding the foregoing, the Seller in lieu of recording such liability on the Closing Date Balance Sheet may retain the obligation to make payment of such amounts, in which case, it shall execute an assumption of liability and retainer agreement in customary form reasonably satisfactory to the Buyer.

          (G) Amount of the Adjustment. If the Closing Net Worth is equal to the Base-Line Net Worth, then the Adjustment will equal zero. If the Closing Net Worth is more than the Base-Line Net Worth, then the Adjustment will be a positive amount equal to the amount by which the Closing Net Worth is more than the Base-Line Net Worth. If the Closing Net Worth is less than the Base-Line Net Worth, then the Adjustment will be a negative amount equal to the amount by which the Closing Net Worth is less than the Base-Line Net Worth, provided that the Seller and its affiliates will not contribute assets to the Company for the purpose of causing the Closing Net Worth to exceed the Base-Line Net Worth (or contribute assets which are not cash or cash equivalents without the prior written consent of the Buyer as to the identity and valuation of such assets); and provided further that except as permitted pursuant to
     Section 4.4(J), the Seller will not remove assets used or held for use in the conduct of the Business. The Purchase Price will finally be determined on the date the amount of the Adjustment is finally determined, provided that the positive amount of such Adjustment will not be greater than $2,750,000 plus any cash or cash equivalents left in the Business as of the Closing Date if the Closing occurs on or before December 31, 1997, and if the Closing occurs after December 31, 1997, then the positive adjustment will not be greater than the sum of $2,750,000 (and said cash or cash equivalents) and any net income of the Business from January 1, 1998 to the date of the Closing.

     2.4 PAYMENT OF PURCHASE PRICE. Buyer has paid and will pay the Purchase Price as follows:

          (A) Payment at Closing. At the Closing, Buyer will pay Seller One Hundred Thirty Million Dollars($130,000,000).

          (B) Payment of the Adjustment. If the Adjustment is a positive amount, then Buyer will pay Seller the amount of the Adjustment, together with interest thereon at the Prime Rate compounded monthly for the period from the Closing Date through and including the date on which the Adjustment is paid, within five (5) business days after the final determination of the Adjustment pursuant to Section 2.3(G).

     2.5 REFUND OF THE ADJUSTMENT. If the Adjustment is a negative amount, then Seller will refund to Buyer the amount of the Adjustment, together with interest thereon compounded monthly at the Prime Rate for the period from the Closing Date through and including the date on which the Adjustment is paid, within five (5) business days after the final determination of the Adjustment pursuant to Section 2.3(G).

     2.6   METHOD OF PAYMENT.  All payments under this Purchase
Agreement shall be made by delivery to the payee as follows:

          (A) Directed Payments. If a party which is entitled to a payment under this Purchase Agreement provides the other party three (3) days' advance written designation of a bank and account number into which the payee wishes payment to be made, then the payer will make such payment by wire transfer (in immediately available funds) to the designated account of the payee.

          (B) Other Payments. In all other cases, the party obligated to make a payment under this Purchase Agreement will do so by making such payment by wire transfer (in immediately available funds) to the designated account of the payee.


                          ARTICLE III
                 REPRESENTATIONS AND WARRANTIES

     3.1   SELLER'S GENERAL REPRESENTATIONS AND WARRANTIES.
Seller and the Company, jointly and severally, hereby represent and warrant to Buyer that the following are true and correct:

          (A) Organization and Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom.

          (B) Power and Authority. The Seller has all necessary corporate power and authority to enter into this Purchase Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the Guarantor has all necessary corporate power and authority to execute, deliver and perform the Guaranty.
     This Purchase Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor's rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (C) No Conflict. Neither the execution and the delivery by Seller of this Purchase Agreement or the Guarantor of the Guaranty, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with the Certificate of Incorporation or By-laws (or equivalent constitutional documents) of Guarantor, the Company or Seller, (b) conflict with or violate any law or governmental order applicable to Guarantor, the Company or Seller, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement to which the Company is a party, or result in the creation of any encumbrance on the Shares or on any of the assets or properties of the Company, except, in the case of clause
     (c), as would not, individually or in the aggregate, have a material adverse effect on the Business Condition or have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Purchase Agreement.

          (D) Capitalization. The entire authorized capital stock of the Company consists of 13,500 shares of common stock, of which 7,825 shares are issued and outstanding and no shares are held in treasury. All of the Shares have been validly issued, are fully paid, and are nonassessable.
     There are no restrictions of any kind on Seller's right, power, or authority to sell, transfer, and assign all of the Shares to Buyer as provided in this Purchase Agreement and no such restrictions will exist before the Closing. Neither Seller nor the Company has granted to, and there are not outstanding in favor of, any person any option, warrant, or other right of any kind to acquire any of the Shares or any other equity securities of the Company and no such rights will be granted to or outstanding in favor of any person before the Closing.

          (E) Brokers. With the sole exception of Morgan Stanley, neither Seller nor the Company has engaged and neither is directly or indirectly obligated to any person acting as a broker or finder, or a person acting in a similar capacity, in connection with the transactions contemplated by this Purchase Agreement.

     3.2 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. Seller and the Company, jointly and severally, hereby represent and warrant to Buyer that, except as set forth in the disclosure schedules delivered by Seller to Buyer in connection herewith (the "Disclosure Schedules"), the following are true and correct:

          (A) Incorporation, Subsidiaries, Branches. Attached at Schedule 3.2(A) is a true and complete copy of the Company's Articles of Incorporation and Code of By-laws, as last amended and/or restated, a chart showing all companies (the "Company Subsidiaries") in which the Company has a direct or indirect equity ownership interest and the percentage ownership interest in each such company, and a chart showing all jurisdictions in which the Company or any Company Subsidiary operates a branch. The Company is an Indiana corporation with full corporate power and authority to own its properties and conduct the Business as the same has been and is being conducted and is qualified to do business and is in good standing in each jurisdiction in which the nature of its activities and/or ownership of property requires it to be qualified to do business. Only two of the Company Subsidiaries are actively engaged in the conduct of the Business, namely, Wells Japan Kabushiki Kaisha (nee: Wells Japan Co., Ltd.) ("Wells Japan"), a Japanese limited stock company (kabushiki kaisha), and Wells Electronics Asia Pte. Limited ("Wells Singapore"), a Singapore limited liability company. Each of the Company Subsidiaries has the full corporate power and authority to own its respective properties and conduct the Business as the same has been and is being conducted by them. Each of the Company Subsidiaries is qualified to do business and in good standing in each jurisdiction in which the nature of their respective activities and/or ownership of property requires them to be so qualified, except where failure to be so qualified and in good standing would not have a material adverse effect on the Business Condition. Neither Seller, the Company nor any of the Company Subsidiaries has granted to, and there are not outstanding in favor of any person, any option, warrant, or other right of any kind to acquire any equity securities of the Company Subsidiaries and no such rights will be granted to or outstanding in favor of any person before the Closing.

          (B)   Financial Statements.  Attached hereto as
     Schedule 3.2(B) are the following financial statements of the Company and the Company Subsidiaries: consolidated statements of income and cash flow for the periods from May 29, 1994 to June 3, 1995, from June 4, 1995 to June 1, 1996, from May 3, 1996 to April 5, 1997, and from April 6, 1997 to September 30, 1997 and consolidated balance sheets as of June 3, 1995, June 1, 1996, April 5, 1997 and September 30, 1997. The financial statements contained in Schedule 3.2(B) have been prepared in accordance with U.K. GAAP applied on a consistent basis and fairly present, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods therein set forth, subject in the case of the September 30, 1997 financial statements only to normal year-end adjustments (which are not expected to be material and adverse in the aggregate), and subject in all cases to the Company's standard financial accounting principles, practices and procedures as described in Schedule 3.2(B) (applied on a consistent basis except as described in any footnotes thereto); provided, that the application of the principles, practices and procedures set forth in the Siebe Financial

     Controller Manual, attached hereto as a part of Schedule
     3.2(B), shall not result in any material differences from the results under U.K. GAAP.

          (C) Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether accrued, absolute or contingent) which are required under U.K. GAAP to be reflected in the September 30, 1997 financial statements of the Company except (i) as reflected in
     Schedule 3.2(B) and the financial statements attached thereto and (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet, none of which, individually or in the aggregate, shall constitute a Material Event.

          (D) Taxes. All federal, state, local and foreign tax returns required to be filed with respect to the Company and the Company Subsidiaries have been filed in a timely manner, and all taxes (whether or not shown thereon) have been paid, except where the failure to so file or pay, individually or in the aggregate, would not have a material adverse effect on the Business Condition. The Company and the Company Subsidiaries are not currently the beneficiary of any extension of time within which to file such returns. No deficiencies for any taxes in respect of the Company or any of the Company Subsidiaries have been asserted in writing against the Company or any of the Company Subsidiaries which remain unpaid and which individually or in the aggregate have a material adverse effect on the Business Condition.
     No waivers of statutes of limitation are in effect in respect of foreign, federal or state income taxes of the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction (foreign or domestic) any written notice of underpayment of income taxes which has not been paid or reflected on the Closing Date Balance Sheet. No audits relating to taxes are presently being conducted and neither the Company nor Seller has received written notice of any such future audits. All taxes of any kind which are required to be paid by the Company or the Company Subsidiaries for all periods ending on or prior to the Closing Date have been paid or will be provided for in the Closing Date Balance Sheet, except for taxes due to the actions of Buyer.

          (E) Real Property. Schedule 3.2(E) sets forth a list of real properties owned by the Company, a list of all real properties leased to the Company by other persons, and a list of all real properties owned or leased by the Company that are leased or subleased to other persons by the Company. The Company or one of the Company Subsidiaries Owns all of the real properties listed as "owned" on Schedule 3.2(E). The leases under which the real property listed as "leased" on Schedule 3.2(E) are leased are valid and subsisting, and neither the Company nor any of the Company Subsidiaries is in Default under any lease of any such real properties in any manner materially adverse to the Business Condition. The Company has furnished true and complete copies of each such lease to Buyer.

          (F) Tangible Personal Property. Schedule 3.2(F) sets forth for the Company and each Company Subsidiary (1) a list as of September 30, 1997, of all machinery and equipment owned by the Company or such Company Subsidiary having a book value of more than $30,000; (2) a list as of September 30, 1997, of all furniture, office equipment, and similar items owned by the Company or such Company Subsidiary having a book value of more than $5,000; (3) a list as of September 30, 1997, of all cars, trucks, and other vehicles owned by the Company or such Company Subsidiary having a book value of more than $5,000; and (4) a list as of September 30, 1997, of all items of tangible personal property leased by the Company or such Company Subsidiary having a capitalized book value of more than $5,000. The Company or one of the Company Subsidiaries Owns all tangible personal property listed as "owned". The leases under which the tangible personal property listed as "leased" on Schedule 3.2(F) are valid and subsisting, and neither the Company nor any of the Company Subsidiaries is in Default under any lease of any such tangible property in any manner materially adverse to the Business Condition.
     The Company has furnished to Buyer true and complete copies of each such lease. Each of the Company and the Company Subsidiaries currently owns, leases or otherwise is entitled to use, under valid and subsisting agreements (copies of which are listed on Schedule 3.2(F) and have been furnished to Buyer), all assets, real or personal, which are used or held by the Company or any Company Subsidiary for use in the operation of the Business; no such agreement will or may be terminated by any party thereto by reason of the transaction described in this Purchase Agreement; all such assets are sufficient to permit the operation of the Business as currently operated; and no such assets are owned, leased or otherwise furnished to the Company or any Company Subsidiary by the Seller, Siebe, or any affiliate of the Seller or Siebe.

          (G) Intellectual Property. The Company Owns or has valid and subsisting licenses to all Intellectual Property used or necessary in connection with the Business as presently conducted or planned to be conducted. Schedule 3.2(G) sets forth a list as of September 30, 1997 of (1) all patents (domestic and foreign) owned by the Company or any Company Subsidiary (specifying for each the country of issuance, expiration date, patent number, inventor, and title of patent); (2) all pending patent applications (domestic and foreign) owned by the Company or any Company Subsidiary (specifying for each the country of application, application date, application number, inventor, and title of invention); (3) all trademarks (domestic and foreign) owned by the Company or any Company Subsidiary (specifying for each the country of registration, renewal date, registration number, mark registered, and goods covered); (4) all trademark applications (domestic and foreign) owned by the

     Company or any Company Subsidiary (specifying for each the country of application, application date, application number, mark to which registration relates, and goods covered); and (5) all material Intellectual Property owned by other persons which is used in the conduct of the Business by the Company or any Company Subsidiary under license, technology, or other similar agreements. The Company or a Company Subsidiary Owns all of the Intellectual Property listed as "owned" on Schedule 3.2(G). The license, technology, or similar agreements to employ the Intellectual Property listed as "licensed" on Schedule 3.2(G) are valid and subsisting agreements, and the Company has furnished true and complete copies of each such agreement to Buyer. Neither the Company nor any of the Company Subsidiaries is in Default under any licenses or other agreements listed on
     Schedule 3.2(G) in any manner materially adverse to the Business Condition. Neither the Company nor any of the Company Subsidiaries has granted any rights or interest to any person in connection with any of the Intellectual Property described in Schedule 3.2(G). Except as set forth on Schedule 3.2(H), there is no pending or, to the Company's or Seller's Knowledge, threatened litigation by or before any governmental authority alleging any infringement or other violation by any other person or entity of the Intellectual Property; and there is not now, and there has not been during the past five years, any asserted claim of infringement or other violation of any other intellectual property right of any person or entity outside the Company resulting from the conduct of the Company, and neither the Company nor Seller has any Knowledge that any such infringement or violation exists or will be alleged. All of the individuals set forth on Schedule 3.2(G) have signed the "Agreement Re: Inventions and Other Confidential Matters," the form of which has been previously delivered to Buyer.

          (H) Litigation. Schedule 3.2(H) contains a description of all litigation at law or in equity pending as of September 30, 1997 against the Company or relating to the Company's conduct of the Business and a description of all writs, injunctions, orders, and decrees of courts, agencies, and other governmental authorities, domestic or foreign, to which the Company is subject. There exists no litigation, proceedings, actions, claims, or investigations at law or in equity pending or to the Company's or Seller's Knowledge threatened against the Company or a Company Subsidiary that is, in the Company's or Seller's management's judgment, likely to be materially adverse to the Business Condition, and neither the Company nor a Company Subsidiary is subject to any writ, injunction, order, or decree of any court, agency, or other governmental authority materially adversely affecting the Business.

          (I) Contracts. Schedule 3.2(I) sets forth (1) a list as of September 30, 1997 of each outstanding order, contract, or commitment for the purchase by the Company or any Company Subsidiary of capital and tooling involving a financial commitment of $30,000 or more; (2) a list as of

     September 30, 1997 of each outstanding order, contract, or commitment for the purchase by the Company or any Company Subsidiary of products, supplies, and services involving a financial commitment of $30,000 or more; and (3) a list as of September 30, 1997 of each outstanding order, contract, or commitment for the sale by the Company or any Company Subsidiary of products or services involving projected revenues of $30,000 or more. Each of the contracts, commitments, and other obligations listed on Schedule 3.2(I) is a valid and binding obligation of the Company or a Company Subsidiary and the other party or parties thereto. True and correct copies of each such order, contract or commitment have been furnished by the Seller to Buyer. Neither the Company nor any of the Company Subsidiaries nor any other party thereto has terminated, canceled, or substantially modified any contract, commitment, or other obligation identified in Schedule 3.2(I) in any manner materially adverse to the Business Condition, and neither the Company nor any of the Company Subsidiaries is in Default under any contract, commitment, or other obligation identified in Schedule 3.2(I) in any manner materially adverse to the Business Condition; and none of such contracts for which Seller has not provided Buyer a complete English translation contains any substantial restriction on the operations of the Business, or contains a right of termination, cancellation or modification by reason of the consummation of this Purchase Agreement which would be materially adverse to the Business Condition.

          (J) Employees and Employee Benefits. Schedule 3.2(J) sets forth (1) a list of the ten (10) highest paid employees of the Company and the Company Subsidiaries during the fiscal year ended March 31, 1997 together with the dollar amount paid to each such employee during such year; and (2) a list of the ten (10) highest paid employees of the Company and the Company Subsidiaries as of September 30, 1997 together with the base salary rate and bonus or other incentive compensation of each such employee as of that date. Also attached at Schedule 3.2(J) are true and complete copies of the summary plan descriptions of all pension, retirement, profit-sharing, deferred compensation, employee stock option or stock purchase, bonus, incentive compensation, and other employee pension plans or arrangements currently maintained by the Company or the Company Subsidiaries (collectively, "Benefit Plans"); and true and complete copies of summary plan descriptions of all employee health, dental, vision, life insurance, long-term and short-term disability, vacation, tuition reimbursement, and severance plans and other employee welfare plans or arrangements (collectively, "Welfare Plans") currently maintained by the Company or the Company Subsidiaries. Except as set forth on Schedule 3.2(J), neither the Company nor any of the Company Subsidiaries are parties to any employment, consulting, collective bargaining or severance agreements or arrangements ("Employment Agreements"), neither the Company nor any of the Company Subsidiaries have any Benefit Plans or Welfare Plans relating and applicable to the Company or any Company Subsidiary, its Business or its employees. Each such Benefit Plan and Welfare Plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") has been maintained and operated in substantial compliance with ERISA. None of the Benefit Plans is a so-called "defined benefit plan" or "multiemployer plan," as defined in ERISA. True and complete copies of each Benefit Plan, Welfare Plan and Employment Agreement have been furnished by the Seller to Buyer.
          (K)   Compliance With Environmental, Health and Safety
                Laws.

          (i) Each of the Company and the Company Subsidiaries is currently in compliance in all material respects with all Environmental, Health and Safety Laws.

          (ii) Without limiting the generality of the foregoing, each of the Company, the Company Subsidiaries and their respective affiliates currently maintains, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Laws for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached Schedule 3.2(K).

          (iii) None of the Company or the Company Subsidiaries, or their respective predecessors or affiliates has received, to the Knowledge of the Company's Chief Executive Officer, any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Laws.

          (iv) None of the Company, the Company Subsidiaries, or their respective predecessors or affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended
                ("SWDA") or any other Environmental, Health and Safety Laws.

          (v) Neither this Purchase Agreement nor the consummation of the transaction that is the subject of this Purchase Agreement would reasonably be expected to, after consultation with counsel, result, in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Laws.

          (vi) None of the Company, the Company Subsidiaries, or any of their respective predecessors or affiliates has, has, either expressly or by operation of law, assumed or undertaken any liability of any other person under any Environmental, Health and Safety Laws, including without limitation any obligation for corrective or remedial action.

          (vii) No facts, events or conditions relating to the current, or to the knowledge of the Company and the Company Subsidiaries, former facilities, properties or operations of the Company, the Company Subsidiaries, or any of their respective predecessors or affiliates would reasonably be expected to, after consultation with counsel, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Laws, or would reasonably be expected to, after consultation with counsel, give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Laws, including without limitation any obligations or liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

          (L) Compliance With Other Laws. Schedule 3.2(L) sets forth (1) a list of all material permits, approvals and qualifications of any government or governmental unit, agency, board, body, or instrumentality issued to or applied for by the Company and used by the Company in its conduct of its Business; (2) a description of all written claims that the Company has received during the calendar years from 1990 through 1997, inclusive, from any government or governmental unit, agency, board, body, or instrumentality alleging noncompliance by the Company with any laws, rules, regulations, ordinances, orders or decrees (other than Environmental Laws) in connection with Company's conduct of the Business. Insofar as is material to the Business Condition, the Company and the Company Subsidiaries are in substantial compliance with all statutes, ordinances, regulations, and other governmental requirements applicable to the conduct of the Business.

          (M) Absence of Certain Changes or Events Subsidiaries Since September 30, 1997, the Company and each of the Company Subsidiaries has operated in the ordinary course of business and there has not been (i) any material damage, destruction or other casualty loss with respect to property owned or leased by the Company or any of the Company Subsidiaries, whether or not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Company or any of the Company Subsidiaries; or
     (ii) any Material Event.

          (N) Insurance. Schedule 3.2(N) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Company and the Company Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 1 year:

          (i) the name address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect;
(b) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation and the transactions contemplated hereby; (c) neither any of the Company and the Company Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) no party to the policy has repudiated any provision thereof. Schedule 3.2(N) describes any self-insurance arrangements affecting any of the Company and the Company Subsidiaries.

     3.3   DISCLAIMER.  EXCEPT AS SET FORTH IN SECTION 3.1 AND
SECTION 3.2, SELLER AND THE COMPANY AND THEIR AFFILIATES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED CONCERNING THE BUSINESS OR ITS ASSETS (INCLUDING THOSE REFERRED TO IN SECTION 2-312 OF THE INDIANA UNIFORM COMMERCIAL CODE OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY).

     3.4 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller the following:

          (A)   Organization and Existence.  Buyer is a
     corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

          (B) Power and Authority. Buyer has all necessary corporate power and authority to enter into this Purchase Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Purchase Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (C) No Conflict. Neither the execution and the delivery of this Purchase Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate or conflict with the Articles of Organization or By-laws of Buyer, (b) conflict with or violate any law or governmental order applicable to Buyer, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement to which Buyer is a party, or result in the creation of any encumbrance on any of the assets or properties of Buyer, except, in the case of clause (c), as would not, individually or in the aggregate, have a material adverse effect on the Business Condition or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Purchase Agreement.

          (D) Brokers. Buyer has not engaged and is not directly or indirectly obligated to any person acting as a broker or finder, or a person acting in a similar capacity in connection with the transactions contemplated by this Purchase Agreement.

          (E) Buyer's Net Worth. Buyer currently has and will maintain through Closing a net worth of at least $33 Million
     Dollars ($33,000,000) and at Closing will have sufficient funds to pay the Purchase Price in full.

          (F) Purchase for Investment. Buyer is purchasing the Shares for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws.


                            ARTICLE IV
                      ACTIONS BEFORE CLOSING

     4.1 GENERAL. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate promptly and make effective the transactions contemplated by this Purchase Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V below).

     4.2 ACCESS TO RECORDS. Seller hereby covenants to Buyer that the Company will afford duly authorized representatives of Buyer full access during normal business hours and in a manner so as not to interfere with the normal business operations of the Company, to all of the assets, properties, books, and non-privileged records of the Company and of the Business and will permit such representatives to make abstracts from, or take copies of, such books, records, or other documentation, or to obtain temporary possession of any thereof as may be reasonably required by Buyer. Buyer will not use any of such information except in connection with this Purchase Agreement, and, if the Purchase Agreement is terminated for any reason whatsoever will return to Seller all tangible embodiments (and all copies) of such information in its possession and control.

     4.3 INTERIM CONDUCT OF THE BUSINESS. Seller and the Company hereby covenant to Buyer that, from today until the Closing, the Company will (i) conduct the Business only in the ordinary and usual course (it being understood and agreed that the Company and each Company Subsidiary will make reasonable efforts to ship products in accordance with (and to arrive via shipping methods normally used by the Company or such Company Subsidiary no sooner than) reasonably requested customer delivery dates), subject to Buyer's approval of certain transactions pursuant to Section 4.4., except as Buyer may otherwise approve (which approval shall not be unreasonably withheld) or as may otherwise be required or permitted under this Purchase Agreement,
(ii) use its reasonable efforts to preserve the goodwill of customers and others having business relations with the Company or the Company Subsidiaries, (iii) maintain the properties of the

Company and the Company Subsidiaries in substantially the same working order and condition as such properties are in as of today's date, reasonable wear and tear excepted, (iv) keep in force at no less than their present limits all existing policies of insurance or comparable replacements thereof insuring the Company, the Company Subsidiaries and their respective properties, and (v) promptly advise Buyer in writing of any matters arising or of which the Company becomes aware after today's date that, if existing or known on today's date, would be required to be set forth or described in this Purchase Agreement or the Schedules hereto.

     4.4 BUYER'S APPROVAL OF CERTAIN TRANSACTIONS. Seller and the Company hereby covenant to Buyer that, except as may otherwise be required under this Purchase Agreement, from today until the Closing, the Company will not do, or permit any Company Subsidiary to do, any of the following without the prior approval of Buyer, which approval shall not be unreasonably withheld:

          (A) Incur or permit the incurrence of any debt for borrowed money or incur any obligation or other liability, except in the ordinary course of business;

          (B) Purchase or dispose of any real property or real property interest or, except in the ordinary course of business, any personal property;

          (C) Enter into any lease of real or personal property or any renewals thereof involving a term of more than one (1) year or rental obligation exceeding Thirty Thousand
     Dollars ($30,000) per annum in any single case;

          (D) Permit to be incurred any Encumbrances on any of the assets or properties of the Company or any Company
     Subsidiary, except in the ordinary course of business;

          (E) Except for normal merit or cost-of-living increases in accordance with the Company's past practices, increase the rate of compensation for any of the employees of the Company or any Company Subsidiary or otherwise enter into or alter any employment, consulting, or managerial services agreement primarily affecting the Company or any Company Subsidiary;

          (F) Commence, enter into, or alter any pension, retirement, profit-sharing, employee stock option or stock purchase, bonus, deferred compensation, incentive compensation, life insurance, health insurance, fringe benefit, severance, or other employee benefit plan or arrangement affecting employees of the Company, any Company Subsidiary or the Business, or grant any option or other right to acquire any of the capital stock of the Company or any Company Subsidiary, or issue or retire any shares of capital stock of the Company or any Company Subsidiary;

          (G) Make any single new commitment or increase any single previous commitment for capital expenditures in an amount of more than Thirty Thousand Dollars ($30,000);

          (H) Accelerate or delay the sale of Products except as may be necessary in the ordinary course of business;

          (I) Sell, assign, transfer, license, or convey any of the Intellectual Property; or

          (J) Except as specified on Schedule 4.4(J), make any changes in the banking or similar authorizations of the Company or any Company Subsidiary; make any payments or distributions of any property (other than normal sales of inventory for fair value in the ordinary course of business) to any affiliate of the Company; or grant any powers of attorney; except that nothing herein shall restrict the Company and Seller from continuing their current cash management policies and distributing the cash, cash equivalents and, to the extent appropriate to adjust Closing Net Worth so that it does not exceed the Base Line Net Worth, accounts receivable of the Company and the Company Subsidiaries to the Seller and its affiliates; provided that such distributions shall not cause the Closing Date Balance Sheet to be materially less than the Base-Line Net Worth or the cash balances of the Company or any Company Subsidiary to be insufficient to cover outstanding checks or other orders for payment drawn on the Company's accounts or those of any Company Subsidiary; and provided further that if accounts receivable are so distributed to the Seller and its affiliates, Seller and its affiliates shall communicate with the obligors of such accounts receivable after the Closing only through the Company or any Company subsidiary, as agent for the Seller.

     4.5 CONSENTS TO ASSIGNMENT. Seller hereby covenants to Buyer that from the date hereof until the Closing, Seller will use its reasonable efforts to cause the Company to obtain the consents or approvals (or effective waivers thereof) of all other persons whose consents or approvals are required for the continuation of the Company's rights under material contracts, leases, licenses and permits.

     4.6 COORDINATION OF PUBLIC ANNOUNCEMENTS. From today until the Closing, the parties will cooperate in the planning, preparation, and publication of any and all public announcements concerning this Purchase Agreement and the transactions contemplated by this Purchase Agreement.

     4.7 HART-SCOTT-RODINO NOTIFICATION. Seller hereby covenants to Buyer, and Buyer hereby covenants to Seller, that the parties each will (i) promptly proceed with the filing of any required notification and report forms that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make any further filings and take any further actions pursuant thereto that may be necessary, proper, or advisable in connection therewith, and (ii) use its best efforts to avoid the entry of, and to have vacated, eliminated or terminated, any decree, order, proceeding, judgment, investigation or impediment that would restrain, prevent or delay the Closing.

     4.8 OTHER REGULATORY APPROVALS. Seller hereby covenants to Buyer, and Buyer hereby covenants to Seller, that immediately after the execution and delivery of this Purchase Agreement the parties will promptly proceed with the preparation and filing of any required filings necessary in order to obtain the approval or authorization of those governmental agencies or instrumentalities whose approval or authorization is necessary in order to consummate the transactions contemplated by this Purchase Agreement.

     4.9 SECTION 338 ELECTION BY SELLER. Seller will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) with respect to the purchase and sale of the Shares hereunder. Seller will pay any tax attributable to the making of such election and will indemnify Buyer, the Company and the Company Subsidiaries against any adverse consequences arising out of any failure to pay such tax. Seller will also pay any state, local, or foreign tax (and indemnify Buyer, the Company and the Company Subsidiaries against any adverse consequences arising out of any failure to pay such tax) attributable to an election under state, local, or foreign law corresponding to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Shares hereunder. The Purchase Price (and other relevant items) shall be allocated among the assets of the Company and its Subsidiaries (in accordance with the regulations under Section 338 of the Code) as Buyer and Seller shall agree, and the parties shall prepare all relevant tax returns and reports consistent with such allocation.

     4.10 EMPLOYEE AGREEMENTS. The Company will use its best efforts (but without incurring any additional costs or expenses) to get the following employees to sign the Agreement re Inventions and Other Confidential Matters referred to in the last sentence of Section 3.2(G): Tsutomu Kobayashi; Sales Manager of Wells Japan; Engineering Manager of Wells Japan; Charles Dodson; Wells Asia Staff; Wells Europe Staff; James Blossom; John Hartstein; Paul Schultz; Troy Pavy; Thomas Slone; Patty Snow; Timothy Corcoran; Tom Lyzinski; Allan Silverman.


                            ARTICLE V
                           CONDITIONS

     5.1   CONDITIONS TO BUYER'S OBLIGATIONS.  The obligation of
Buyer to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

          (A) The representations and warranties of Seller and the Company contained in Section 3.1 of this Purchase Agreement shall be true and correct as of the date of this Purchase Agreement and as of the Closing Date (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement and except to the extent that such failure shall not have a material adverse effect on the Business Condition) and the representations and warranties of Seller and the Company contained in
     Section 3.2 of this Purchase Agreement shall be true and correct as of the date of this Purchase Agreement and as of the Closing Date (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement and with respect to the effect of the passage of time upon dated material set forth in the Schedules (but only to the extent that such effect upon the Schedules does not constitute a material adverse effect on the Company or the Company Subsidiaries) and except to the extent that such failure shall not have a material adverse effect on the Business Condition);

          (B) Seller and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Purchase Agreement to be performed or satisfied by Seller and/or the Company, and Seller and the Company shall have delivered to Buyer all documents, certificates, and instruments required to be delivered by Seller and/or the Company under the terms of this Purchase Agreement, including, without limitation, the documents referred to on Appendix B;

          (C) All corporate and other proceedings or actions required to be taken by Seller or the Company in connection with the transactions contemplated by this Purchase
     Agreement shall have been taken;

          (D) All material governmental approvals and authorizations necessary for consummation of the transactions contemplated by this Purchase Agreement shall have been duly issued or granted except for any failure which would not have a material adverse effect on the Business Condition, and the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (E) There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Purchase Agreement;

          (F) Since today's date, there shall not have been any change or changes in the Business Condition which individually or in the aggregate constitute a Material
     Event;

          (G) Buyer shall have received an opinion of counsel for the Seller and the Company in customary from reasonably acceptable to Buyer;

          (H)   To the extent that any of the financial
     statements or information referred to in Section 7.5 is available on or before the Closing Date, the Seller shall have delivered the same to Buyer;

          (I) Buyer shall have received the resignations of the directors of the Company; and

          (J) To the extent that any of the financial books and records of the Company or any Company Subsidiary are in the possession of anyone other than the Company or a Company Subsidiary, such books and records shall have been delivered to the Company or such Company Subsidiary.

     5.2   CONDITIONS TO SELLER'S OBLIGATIONS.  The obligation of
Seller to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

          (A) The representations and warranties of Buyer contained in Section 3.4 shall be true and correct as of the date of this Purchase Agreement and as of the Closing Date (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement and except to the extent that such failure shall not have a material adverse effect on the Business Condition);

          (B) Buyer shall have performed and complied with all agreements and covenants required by this Purchase Agreement to be performed or satisfied by Buyer, and Buyer shall have delivered all documents, certificates, and instruments required to be delivered by Buyer under the terms of this Purchase Agreement, including, without limitation, the documents referred to on Appendix C;

          (C) Buyer shall have taken all corporate and other proceedings to be taken by it in connection with the transactions contemplated by this Purchase Agreement;

          (D) All material governmental approvals and authorizations necessary for consummation of the transactions contemplated by this Purchase Agreement shall have been duly issued or granted except for any failure which would not have a material adverse effect on the Business Condition, and the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

          (E) There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Purchase Agreement.

                            ARTICLE VI
                             CLOSING

     6.1 THE CLOSING. For purposes of this Purchase Agreement, the term "Closing" means the time at which the transactions contemplated by this Purchase Agreement will be consummated after satisfaction or waiver of the conditions set forth in Article V of this Purchase Agreement.

     6.2 TIME, DATE, AND PLACE OF CLOSING. The Closing will occur at 10:00 a.m. (New York City time) on the later of December 26, 1997 or the fifth business day after satisfaction of the conditions set forth in Section 5.1(D) of this Purchase Agreement, or such other date as the parties may agree in writing (the "Closing Date"). The Closing will take place at the New York office of Fried, Frank, Harris, Shriver & Jacobson, or at such other place as the parties may agree in writing. The Closing will be deemed to have occurred as of 11:59 p.m. on the Closing Date.

     6.3 BUYER'S OBLIGATIONS. At the Closing, Buyer will deliver to Seller the following:

          (A) The documents, certificates, and other items referred to in Section 5.2(B); and

          (B)   The amount specified in Section 2.4(A).

     6.4 SELLER'S OBLIGATIONS. At the Closing, Seller will deliver to Buyer the following:

          (A) The documents, certificates, and other items referred to in Section 5.1(B); and

          (B) Certificates representing the Shares, duly endorsed in blank, with signature guaranteed.


                            ARTICLE VII
                       ACTIONS AFTER CLOSING

     7.1 FURTHER CONVEYANCES. After the Closing, Seller will, without further cost or expense to Buyer, execute and deliver to Buyer (or cause to be executed and delivered to Buyer), such additional instruments of conveyance, and Seller will take, and will cause its attorneys, accountants and other advisers to take, such other and further actions as Buyer may reasonably request and which are ordinarily provided by a Seller, more completely to sell, transfer, and assign to Buyer and vest in Buyer Ownership of the Shares and to transition the Company to Buyer's attorneys, accountants and other advisers.

     7.2 ACCESS TO FORMER BUSINESS RECORDS. For a period of seven (7) years after the Closing, Buyer will afford duly authorized representatives of Seller free and full access to pre-Closing books and records of the Company and will permit such representatives, at Seller's expense, to make abstracts from, or to take copies of any of such records, or, at reasonable times and for reasonable periods, to obtain temporary possession of any thereof as may be reasonably required by Seller. During such period, Buyer will cooperate with Seller, and cause employees of the Company to cooperate with Seller, in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, or investigation relating to the Company's conduct of the Business before the Closing.

     7.3 ACCESS TO FORMER EMPLOYEES. After the Closing, Buyer will make available to Seller, at reasonable times and for reasonable periods, employees of the Company whom Seller may reasonably need in order to defend or prosecute any legal or administrative action to which Seller is a party. Seller will pay or reimburse the Company for all reasonable expenses which may be incurred by such employees in connection therewith, including, without limitation, all travel, lodging, and meal expenses, and Seller will compensate the Company for the number of whole business days spent by each such employee in providing such services at the rate of one hundred percent (100%) of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.

     7.4 DISPUTE RESOLUTION. If the parties ever have a dispute involving their respective rights and obligations under this Purchase Agreement (other than with respect to the final determination of the amount of the Adjustment), or the breach thereof, then the parties will resolve such dispute as follows:

          (A) Dispute Notice. Either Buyer or Seller may at any time deliver to the other a written dispute notice setting forth a brief description of the issues for which such notice initiates the dispute resolution mechanism set forth in this Section 7.4. Such dispute notice shall also specify the provision or provisions of this Purchase Agreement and the facts or circumstances that are the subject matter of the dispute.

          (B) Informal Negotiations. During the sixty (60) day period following delivery of a dispute notice described in
     Section 7.4(A), the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations.

          (C)   Dispute Resolution Proceedings.  If
     representatives of the parties are unable to resolve disputed items through the informal negotiations described in Section 7.4(B), then within thirty (30) days after the informal negotiation period the parties will refer the disputed issues to a dispute resolution panel for final resolution as follows:

                (1) Designation of Representatives. Within seven (7) days after such informal negotiation period, Buyer and Seller will each designate one representative to serve on the dispute resolution panel. (If either party fails or refuses to designate a representative, then the other party will be entitled to have a representative appointed, for such party by the American Arbitration Association.)

                (2) Selection of Neutral. Within thirty (30) days after they have been designated, the designated representatives will meet and select a neutral person (the "Neutral") to serve as the third member of the dispute resolution panel. If the designated representatives of parties cannot agree on a Neutral, then either representative may request the American Arbitration Association to select the Neutral.

                (3) Procedures and Process. At the time the matter is referred to the dispute resolution panel, Buyer and Seller will jointly establish the procedures, including timing, scope of discovery, if any, and confidentiality of evidence and the proceedings, to be followed with respect to the presentation of the parties' respective positions and the process by which the dispute resolution panel will reach and render its decision on the disputed issues. Such procedures and processes will assure that -

                      (a)   Each party will have the right to
                submit evidence to the dispute resolution panel,

                      (b)   Each party will have the right to
                present a written statement concerning that party's position with respect to the disputed item,

                      (c)   Before reaching a decision concerning
                the disputed item, the dispute resolution panel will convene a hearing at which both parties may be represented, and

                      (d)   The parties and the dispute
                resolution panel will use their respective reasonable best efforts to resolve any dispute within 90 days following the date of selection of the Neutral.

          If Buyer and Seller cannot agree on such procedures and processes, then the Neutral will establish such procedures and process which will, in all events, be consistent with the foregoing.

                (4) Decision. The dispute resolution panel will act by majority vote. The dispute resolution panel will base its decision on applicable provisions of this Purchase Agreement or, if the provisions of this Purchase Agreement do not resolve the matter, on general principles of substantive Delaware law. (The dispute resolution panel may, if it so desires, seek the opinion of an attorney licensed to practice law in the State of Delaware on any matter of substantive Delaware law on which the panel desires clarification.)

          (D) Equitable Relief. Notwithstanding any other provision of this Section 7.4, either party may seek from a court of competent jurisdiction interim injunctive relief in order to maintain the status quo or protect such party's rights under this Purchase Agreement pending resolution of a dispute pursuant to this Section 7.4.

          (E) Binding Effect. The decisions of the dispute resolution panel under this Section 7.4 will be binding on both Seller and Buyer and will be neither appealable, contestable, or subject to collateral attack by Seller or Buyer.

     7.5   FINANCIAL STATEMENTS.

         (A) As soon as reasonably practicable, but in no event later than 25 days following the Closing Date, the Seller shall cause to be prepared by its independent accounting firm, and shall deliverto Buyer, the following consolidated audited financial statements for the Company and the Company Subsidiaries: statements of income and cash flow for the periods from May 29, 1994 to June 3, 1995, from June 4, 1995 to May 2, 1996 and from May 3, 1996 to May 3, 1997 and consolidated balance sheets as of May 2, 1996 and May 3, 1997. Seller shall use its best efforts to cause its independent accounting firm to permit Buyer's independent accounting firm to review the work papers and other preparatory materials used in connection with the preparation of the financial statements referred to in this Section 7.5(A).

         (B) As soon as reasonably practicable, but in no event later than 40 days following the Closing Date (assuming full cooperation from the Buyer and the Company), the Seller shall cause to be prepared by its independent accounting firm, and shall deliver to Buyer, the following financial statements and other information for the Company and the Company Subsidiaries:

              (i) audited statements of income and cash flow for the periods from May 4, 1997 through the Closing Date and an audited balance sheet as of the Closing Date;

              (ii) net sales and net income for the years ended May 31, 1993 and May 31, 1994, total assets as of May 31, 1993, May 31, 1994 and May 31, 1995 and such other selected financial data as defined in Regulation S-K (or any successor provision or regulation promulgated by the Securities and Exchange Commission) for such periods as Buyer shall reasonably request; and

              (iii) statement of post-closing adjustments to the Company's books and records made in connection with the purchase of Unitech by Siebe plc.

         (C) For a period of one year following the Closing Date, the Seller shall use its best efforts to cause to be prepared by its independent accounting firm, and shall deliver to Buyer, such other financial information for the Company and the Company Subsidiaries as Buyer shall reasonably request. For such period, Seller shall use its best efforts to cause its independent accounting firm to cooperate with Buyer and Buyer's independent accounting firm in the preparation and certification of financial statements and other information regarding the Company and the Company Subsidiaries in connection with a public offering of Buyer's securities, including, without limitation, the provision of "comfort" letters customarily requested by the underwriters of such an offering. Buyer shall bear the fees and costs incurred in connection with the services provided by such accounting firm pursuant to this Section 7.5(C).

          (D) All financial statements and information furnished pursuant to this Section 7.5 shall be prepared on a consolidated basis from the books and records of the Company and the Company Subsidiaries. The financial statements shall be prepared in accordance with U.S. GAAP and Regulation S-X (or any successor provision or regulation promulgated by the Securities and Exchange Commission) applied on a consistent basis throughout the periods covered thereby and, in the case of the financial statements referred to in Section 7.5 (A), shall be certified by such independent accounting firm.

     7.6   TAX RETURNS.

     Buyer shall cause the Company (and its Subsidiaries) to consent to join, for all taxable periods of the Company ending on or before the Closing Date for which the Company (or such Subsidiary) is eligible to do so, in any consolidated or combined income tax returns with Seller. Buyer shall, and shall cause the Company and its Subsidiaries to, cooperate with Seller in the preparation of the portions of such income tax returns pertaining to the Company and its Subsidiaries, including, without limitation, by promptly providing Seller with all information regarding the Company and its Subsidiaries reasonably requested by Seller to enable Seller to prepare and file such income tax returns. All taxes of any kind payable by reason of the operations or activities of the Company on or prior to the Closing Date shall be paid by Seller, unless set forth as liabilities on the Closing Date Balance Sheet, in which case they shall be paid by Buyer.

                            ARTICLE VIII
                           INDEMNIFICATION

     8.1 INDEMNIFICATION OF SELLER. Subject to the limitations set forth in Section 8.4, Section 8.5 and Section 8.6, Buyer will indemnify and defend (in the case of third party claims) Seller, and hold Seller harmless, from and against the actual amount of any and all liabilities, damages, claims, losses, out of pocket costs and expenses (including reasonable attorneys' fees) arising out of or resulting from -

          (A) Any misrepresentation or breach of warranty by Buyer for which notice is given by Seller within the period specified in Section 8.6; or

          (B) Nonperformance by Buyer of any obligations to be performed on the part of Buyer under this Purchase
     Agreement.

     8.2 INDEMNIFICATION OF BUYER. Subject to the limitations set forth in Section 8.4, Section 8.5 and Section 8.6, Seller will indemnify and defend (in the case of third party claims) Buyer, and hold Buyer and the Company harmless, from and against the actual amount of any and all liabilities, damages, claims, losses, out of pocket costs and expenses (including reasonable attorneys' fees) arising out of or resulting from -

          (A) Any misrepresentation or breach of warranty or covenant by Seller or the Company for which notice is given by Buyer within the period specified in Section 8.6; or

          (B) Nonperformance by Seller or the Company of any obligation to be performed on the part of Seller under this Purchase Agreement.

     8.3 CLAIMS. If either party desires to make a claim against the other under Section 8.1 or 8.2 which does not involve a claim by any person other than the parties, then such party shall make such claim by promptly delivering written notice to the other. If either Buyer or Seller (the "Claimant") desires to make a claim against the other (the "Indemnitor") under Section
8.1 or 8.2 which involves a claim by a person other than the parties, then such claim will be made in the following manner and be subject to the following terms and conditions:

          (A) Notice. The Claimant will give prompt notice to the Indemnitor of any demand, claim, or threat of litigation or the actual institution of any action, suit, or proceeding (collectively, a "Claim") at any time served on or instituted against the Claimant with respect to which the Claimant believes it would have a right of indemnification under Section 8.1 or 8.2. In providing such notice, the Claimant shall only state the existence of such Claim and shall not admit or deny the validity of the facts or circumstances out of which such Claim arose. Solely for purposes of determining whether the Claimant is entitled to indemnification under Section 8.1 or 8.2, the alleged facts or circumstances on which such Claim is based shall be treated as if they were true pending final resolution of the facts and circumstances out of which such Claim arose.

          (B) Responsibility for Defense. Within thirty (30) days after receipt of any such notice, but not less than five (5) working days before the time the Claimant is required to respond to a Claim, the Indemnitor will, by giving written notice to the Claimant, have the right to assume responsibility for the defense of the Claim in the name of the Claimant or otherwise as the Indemnitor may elect; provided that the Indemnitor also agrees that it does or might have responsibility to indemnify the Claimant with respect to such Claim. Otherwise, the Claimant will have responsibility for the defense of the Claim. Subject to the provisions of subsections 8.3(C) and (D) below, the party having responsibility for defense of a Claim (the "Defending Party") will have the full authority to defend, cure, adjust, compromise, or settle such Claim or appeal any judgment or ruling of a court or other tribunal in connection with such Claim in its own name and/or in the name of the other party.

          (C) Right to Participate. Notwithstanding a Defending Party's responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim. The Defending Party will provide the other party with copies of all pleadings and material correspondence relating to such Claim.

          (D) Settlement. A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise, or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept. If the other party fails to provide the Defending Party with timely written notice of objection to such settlement, then the Defending Party shall have the authority to propose or accept such settlement and enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement. If the other party objects to such settlement, then the Defending Party may, if it so elects, tender the defense to the other party by paying to such other party the amount of money proposed to be paid in settlement of the Claim, in which case the Defending Party shall have no further liability to the other party under this Purchase Agreement with respect to such Claim and the other party shall have full authority for the future defense of such Claim and full responsibility for any and all liabilities, obligations, costs, and expenses resulting therefrom.

     8.4 DISPUTED RESPONSIBILITY. If, after receiving a written indemnification notice under Section 8.3(A), the party receiving such notice disputes -

          (A) The fact that such party in fact made a misrepresentation or breach a warranty under this Purchase Agreement giving rise to the claim to which the notice relates or that any such misrepresentation or breach in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article VIII; or

          (B) The fact that such party in fact failed to perform any obligation to be performed on the part of that party under this Purchase Agreement giving rise to the claim to which the notice relates or that any such failure in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article VIII;

then such party will have the right to initiate the dispute resolution mechanism set forth in Section 7.4, in which case the dispute will be finally resolved as provided in Section 7.4. In such case, however, pending final resolution of the disputed item, the parties will proceed as if the party receiving the indemnification notice had in fact made a misrepresentation, breached a warranty, or failed to perform an obligation to be performed on the part of that party under this Purchase Agreement and as if such act or failure in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article VIII. If the disputed item is resolved in whole or in part in favor of the party receiving the indemnification notice, then such party will be entitled to an equitable reimbursement from the other party of any amounts expended or incurred in carrying out the receiving party's indemnification obligations under this Article VIII.

     8.5 DOLLAR LIMITATION ON INDEMNIFICATION. Notwithstanding the provisions of Sections 8.1(A) and 8.2(A) but subject to
Section 8.7, neither Seller nor Buyer will be obligated to indemnify, defend, or hold the other party harmless from or against any liability, damage, claim, cost, or expense (including attorneys' fees) arising out of a misrepresentation or breach of warranty by such party pursuant to Section 8.1(A) or 8.2(A) unless and to the extent (A) a given claim (or claims, to the extent such claims relate to the same facts or circumstances) exceeds $25,000 and (B) the amount by which all claims in excess of such amount exceeds $2,000,000. In no event will the parties have liability for consequential or punitive damages. In all events, in determining the damages for any particular loss suffered, the amount of the indemnity will be net of any tax benefits and recoveries from insurance or otherwise received by the indemnitee.

     8.6 TIME LIMITATIONS ON INDEMNIFICATION. Notwithstanding the provisions of Section 8.1 (A) and 8.2(A) but subject to
Section 8.7, neither party will have any liability to the other arising out of a breach of any representation or warranty contained in Article III of this Purchase Agreement, and any cause of action based thereupon shall expire and terminate, unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably full explanation of the alleged breach on or before 5:00 p.m. (Eastern Standard
Time) on March 31, 1999, except for claims relating to Section 3.2(D), which shall survive until the relevant statute of limitations (including any extension thereof by Seller or the Company) has run, and claims relating to Section 3.2(K), for which such notice must be given prior to the fourth annual anniversary of the Closing.

     8.7 EXCLUSIVE REMEDY. Seller and Buyer acknowledge and agree that, absent fraud, the foregoing indemnification provisions shall be the sole and exclusive remedy of Seller and Buyer with respect to any inaccuracy or breach of any representation, warranty or covenant made by Seller or Buyer in this Purchase Agreement. The parties agree that no indemnity shall be paid with respect to a liability that is shown on the Closing Date Balance Sheet.


                            ARTICLE IX
                         AMENDMENT, WAIVER,
                    TERMINATION, AND CANCELLATION

     9.1   AMENDMENT.  The parties may amend this Purchase
Agreement at any time before the Closing, but only by written instrument executed by both parties.

     9.2 WAIVER. Either party may at any time waive compliance by the other with any covenants or conditions contained in this Purchase Agreement but only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.

     9.3 TERMINATION. The parties may terminate this Purchase Agreement at any time before the Closing, but only by written instrument signed by both parties. This Purchase Agreement will terminate automatically, and without further action by any party, if the Closing has not occurred by January 31, 1998, unless the parties otherwise extend this Purchase Agreement by a written instrument executed by the parties. Termination of this Purchase Agreement pursuant to the preceding sentence will be without prejudice to any claim either party may have at law or in equity against the other party for any misrepresentation or breach of warranty or covenant by under this Purchase Agreement which arose at or before the termination under such sentence.

                            ARTICLE X
                          MISCELLANEOUS

     10.1 COOPERATION. Each of Buyer and Seller will cooperate with the other party, at the other party's request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons or governmental inquiries or investigations involving Seller's conduct of the Company's business or the transactions contemplated by this Purchase Agreement.

     10.2 SEVERABILITY. If any provision of this Purchase Agreement shall finally be determined to be unlawful, then such provision will be deemed to be severed from this Purchase Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Purchase Agreement and, in such case, each and every other provision of this Purchase Agreement will remain in full force and effect.

     10.3 COSTS AND EXPENSES. Each party will bear its own expenses incurred in connection with this Purchase Agreement and the transactions contemplated by this Purchase Agreement, whether or not the transactions are consummated, it being understood and agreed that the expenses of the Seller shall be deemed to include the expenses of any broker referred to in Section 3.1(E), the fees and expenses of the attorneys, accountants and other advisers of the Seller and the Company in connection with the transactions contemplated by this Purchase Agreement, and the amount of any severance or similar payments required to be made by the Company following the Closing Date by reason of termination of employment at or prior to the Closing Date (and such payments in respect of employees whom Buyer advises Seller at or prior to the Closing that Buyer does not wish to retain) pursuant to severance or similar agreements by which the Company is bound on the Closing Date.

     10.4 NOTICES. All notices, requests and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission (with confirmation by mail or courier), or, if sent by courier, two (2) days after delivery to an international courier service with guaranteed two-day delivery, addressed or communicated as follows:

        If to Buyer, to:       PCD Inc.
                               2 Technology Drive
                               Peabody, Massachusetts  01960-7977

                               Attention:  Chairman of the Board

                               Telefax:  (978) 532-6800

        With a copy to:        Hill & Barlow,
                               a Professional Corporation
                               One International Place
                               Boston, Massachusetts  02110

                               Attention:  Thomas C. Chase

                               Telefax:  (617) 428-3500

        If to Seller, to:      UL America, Inc.
                               c/o Siebe Inc.
                               33 Commercial Street
                               Foxboro, Massachusetts  02035

                               Attention:  Vice President Finance

                               Telefax:  (508) 543-2735

        With copies to:        Siebe plc
                               Saxon House
                               2-4 Victoria Street, Windsor
                               Berkshire SL4 1EN
                               England

                               Attention:  Secretary

                               Telefax:  44.1753.622.030

                               Fried, Frank, Harris, Shriver &
                                 Jacobson
                               One New York Plaza
                               New York, New York  10004

                               Attention:  Sanford Krieger

                               Telefax:  (212) 859-4000

Either party may change its notice address above to a different address by giving the other party written notice of such change.

     10.5 ASSIGNMENT. This Purchase Agreement will be binding upon and inure to the benefit of the successors of each of the parties hereto, but shall not be assignable by either party without the prior written consent of the other.

     10.6 NO THIRD PARTIES. Neither this Purchase Agreement nor any provisions set forth in this Purchase Agreement is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties to this Purchase Agreement and their respective successors and permitted assigns.

     10.7   INCORPORATION BY REFERENCE.  The Appendices and
Schedules to this Purchase Agreement constitute integral parts of this Purchase Agreement and are hereby incorporated into this Purchase Agreement by this reference.

     10.8 GOVERNING LAW. This Purchase Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

     10.9 COUNTERPARTS. More than one counterpart of this Purchase Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

     10.10 COMPLETE AGREEMENT. This Purchase Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter of this Purchase Agreement and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of either party relating thereto.

     10.11 POST-CLOSING COVENANTS. For a period of five years after the Closing Date, neither Seller nor any parent, subsidiary or other affiliate of Seller, including, without limitation, Siebe plc, shall:

          (A)   directly or indirectly engage in any Competitive
     Business (as defined below);

          (B) directly or indirectly induce or attempt to induce any employee, consultant, independent contractor, supplier, customer, or licensor of the Company or any Company Subsidiary to terminate his or her employment or other relationship with the Company or any Company Subsidiary; or

          (C) except as otherwise permitted pursuant to Sections 7.2 and 7.3 hereof, use for its own benefit or disclose to or use for the benefit of any person or entity other than the Buyer or any subsidiary or other affiliate of Buyer, including without limitation, the Company, any information not already lawfully available to the public concerning any Buyer Intellectual Property (as defined below).

     For purposes of this Section 10.11, (i) "Competitive Business" shall mean any business or activity which is competitive with the development, design, manufacture, sale, or servicing of burn-in/test sockets and plastic carriers as such business is as of the Closing Date conducted or proposed to be conducted by the Company or the Company Subsidiaries; and (ii) "Buyer Intellectual Property" shall mean the Company's rights as of the Closing consisting of, conferred by or otherwise relating to any of the following: (v) patents and patent applications (including all renewals, extensions or modifications thereof);
(w) trade secrets (including, without limitation, know-how, inventions, computerized data and information, computer programs, business records, files and data, discoveries, formulae, production outlines, product designs, mask works, manufacturing information, processes and techniques, testing and quality control processes and techniques, drawings and customer lists);
(x) trademarks, service marks, and applications therefor;
(y) copyrights; and (z) trade names. Notwithstanding the foregoing, nothing herein shall be deemed to affect the ability of the Seller or its affiliates to (a) acquire up to 10% of any class of securities of any issuer that is traded on a recognized stock exchange or (b) to acquire securities or assets of any entity if the revenues derived by such entity from a Competitive Business constitutes less than 50% of the consolidated revenues of such entity, and the Seller and its affiliates (i) seek in good faith to dispose of such Competitive Business for fair value as promptly as practicable after such acquisition and (ii) do not disclose any Buyer Intellectual Property to such Competitive Business.

     IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Purchase Agreement as of the date first written above.



                                  UL AMERICA, INC.

                                  By:/S/ JOSHUA A. HAUSER
                                       Name:  Joshua A. Hauser
                                       Title: President

                                  WELLS ELECTRONICS, INC.

                                  By:/S/ RICHARD J. MULLIN
                                       Name:  Richard J. Mullin
                                       Title: President

                                  PCD INC.

                                  By:/S/ JOHN L. DWIGHT, JR.
                                       Name:  John L. Dwight, Jr.
                                       Title: Chairman of the Board

                            GUARANTY

          The undersigned hereby (i) joins the representations and warranties applicable to Guarantor under Section 3.1 of the foregoing Purchase Agreement, (ii) agrees to be bound by the provisions of Section 10.11 of the foregoing Purchase Agreement and (iii) unconditionally guaranties the full and punctual performance by the Seller and/or the Company of all of the obligations and liabilities of the Seller and/or the Company under or in respect of the foregoing Purchase Agreement. The obligations of the undersigned under this Guaranty are primary, and no recourse need be had by Buyer against the Seller or the Company before proceeding against the undersigned. The undersigned hereby waives presentment, protest, demand or notice of any kind, and all other suretyship defenses, and consents that no extension or other indulgence granted to the Seller or the Company, and no discharge or release of the Seller or the Company or any other party primarily liable under the Purchase Agreement, shall discharge or affect the liability of the undersigned. The undersigned hereby submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, in each case sitting in Boston, Massachusetts, in any action or proceeding arising out of or relating to this Guaranty. The undersigned hereby waives any objection it may have to venue to any such action or proceeding and to the defense of an inconvenient forum with respect thereto. The undersigned consents to service of process in the manner provided for notices in the foregoing Purchase Agreement.

                                 SIEBE PLC

                                 By:/S/ COLIN P. BONSEY
                                      Name:  Colin P. Bonsey
                                      Title: Director of Planning

                                                 APPENDIX A


                          CERTAIN DEFINITIONS

     The following terms have the meanings set forth below where used in the Purchase Agreement and identified with initial capital letters.

               TERM                        DEFINITION

Buyer                         As defined in the Preamble to the
                              Purchase Agreement.

Adjustment                    As determined under Section 2.3 of
                              the Purchase Agreement.

Base-Line Net Worth           As defined in Section 2.3(E) of the
                              Purchase Agreement.

Business                      As defined in Recital A to the
                              Purchase Agreement.

Business Condition            The financial and operating
                              condition of the Company and the
                              Company Subsidiaries taken as a
                              whole.

Chief Executive Officer       Richard J. Mullin

Claim                         As defined in Section 8.3(A) of the
                              Purchase Agreement.

Claimant                      As defined in Section 8.3 of the
                              Purchase Agreement.

Closing                       As defined in Section 6.1 of the
                              Purchase Agreement.

Closing Date                  As defined in Section 6.2 of the
                              Purchase Agreement.

Closing Date Balance Sheet    As defined in Section 2.3(B) of the
                              Purchase Agreement.

Closing Net Worth             As defined in Section 2.3(F) of the
                              Purchase Agreement.
Company                       Wells Electronics, Inc.

Company Subsidiaries          As defined in Section 3.2(B) of the
                              Purchase Agreement.

                                                 APPENDIX A

                       DOCUMENTS TO BE DELIVERED
                         BY SELLER AT CLOSING
                            (continued)

Default An occurrence which constitutes a breach or default under a contract, order, or other commitment, after the expiration of any grace period provided without cure.

Defending Party               As defined in Section 8.3(B) of the
                              Purchase Agreement.

Draft Closing Date Balance    As defined in Section 2.3 of the

Sheet                         Purchase Agreement.

Encumbrance                   Any encumbrance or lien, including,
                              without limitation, any mortgage,
                              judgment lien, materialman's lien,
                              mechanic's lien, security interest,
                              encroachment, easement, or other
                              restriction, in each case having an
                              adverse effect on possession, use,
                              or enjoyment of the thing or right
                              so encumbered.

Environmental, Health and     All applicable federal, state,
Safety Laws                   local and foreign statutes,
                              regulations, By-laws rules and
                              ordinances, judicial and
                              administrative orders, contractual
                              obligations and common laws
                              concerning human health and safety,
                              or pollution or protection of the
                              environment, including without
                              limitation all those relating to
                              (a) personal injury or property
                              damage arising from actual, alleged
                              or potential environmental
                              contamination, or (b) the presence,
                              use, production, generation,
                              handling, transportation,
                              treatment, storage, disposal,
                              distribution, labeling, testing,
                              processing, discharge, release,
                              threatened release, control, or
                              cleanup of any Hazardous Materials
                              each as amended and as in effect as
                              of the date hereof.

Guarantor                     Siebe plc

Hart-Scott-Rodino Act         The Hart-Scott-Rodino Antitrust
                              Improvements Act of 1976, as
                              amended, and the rules and
                              regulations thereunder, as amended.

                                                 APPENDIX A

                       DOCUMENTS TO BE DELIVERED
                         BY SELLER AT CLOSING
                            (continued)

Hazardous Materials          Any material or condition defined as
                             "hazardous" under an
                             Environmental, Health and Safety
                             Law, including without limitation,
                             the following:

                             (1)   Asbestos;

                             (2)   "[H]azardous substances,"
                                   "pollutants" or
                                   Comprehensive Environmental
                                   Response, Compensation and
                                   Liability Act;

                             (3)   "[H]"azardous air
                                   pollutants" under Section
                                   112(b) of the Clean Air Act;

                             (4)   "[I]mminently hazardous
                                   chemical substances" under
                                   Section 7 of the Toxic
                                   Substances Control Act; and

                             (5)   "[H]"azardous waste" under
                                   Section 1004(5) of the Solid
                                   Waste Disposal Act or under
                                   Section 6003(5) of the
                                   Resource Recovery and
                                   Conservation Act.

Indemnitor                   As defined in Section 8.3 of the
                             Purchase Agreement.

Intellectual Property        Rights consisting of, conferred by,
                             or otherwise relating to -

                             (1)   Patents and patent
                                   applications (including all
                                   renewals, extensions, or
                                   modifications thereof);

                             (2)   Trade secrets, including
                                   without limitation, know-how,
                                   inventions, computerized data
                                   and information, computer
                                   programs, business records,
                                   files and data, discoveries,
                                   formulate, production
                                   outlines, product designs,
                                   mask works, manufacturing
                                   information, processes and
                                   techniques, testing and
                                   quality control processes and
                                   techniques, drawings and
                                   customer lists;

                                                 APPENDIX A

                       DOCUMENTS TO BE DELIVERED
                         BY SELLER AT CLOSING
                            (continued)

                              (3)   Trademarks, service marks,
                                    and applications therefor;

                              (4)   Copyrights; and

                              (5)   Trade names.

Knowledge                     Means actual knowledge, without
                              independent investigation.

Material Event                Any event, condition, circumstance,
                              or occurrence which has had a
                              material and adverse effect on the
                              Company and the company
                              Subsidiaries, taken as a whole.

Morgan Stanley                Morgan Stanley & Co., Incorporated

Neutral                       As defined in Section 7.4(C)(2) of
                              the Purchase Agreement.

Owns or Ownership             Such ownership as confers upon the
                              party or person having a good and
                              marketable title to and control
                              over the thing or right owned, free
                              and clear of any and all
                              Encumbrances except Permitted
                              encumbrances.

Prime Rate                    The per annum rate of interest
                              published as such from time to time
                              in the Money Rates column of The
                              Wall Street Journal (Eastern
                              Edition).  For all purposes of this
                              Purchase Agreement, interest at the
                              Prime Rate shall be calculated on
                              the basis of the actual number of
                              days elapsed in the relevant period
                              over a year of 365 or 366 days, as
                              the case may be.

Products                      As defined in Recital A to the
                              Purchase Agreement.

Purchase Price                As defined in Section 2.2 of the
                              Purchase Agreement.

Purchase Agreement            As defined in the Preamble to the
                              Purchase Agreement.

Seller                        As defined in the Preamble to the
                              Purchase Agreement.

                                                 APPENDIX A

                       DOCUMENTS TO BE DELIVERED
                         BY SELLER AT CLOSING
                            (continued)

Shares                        As defined in Recital B to the
                              Purchase Agreement.

U.K. GAAP                     United Kingdom generally accepted
                              accounting principles as in effect
                              on the date hereof.

U.S. GAAP                     United States generally accepted
                              accounting principles as in effect
                              on the date hereof.

Wells Japan                   As defined in Section 3.2(A) of the
                              Purchase Agreement.

Wells Singapore               As defined in Section 3.2(A) of the
                              Purchase Agreement.

                                                 APPENDIX B

                       DOCUMENTS TO BE DELIVERED
                       BY SELLER AT THE CLOSING

1. Certificate as to the good standing of Seller (as of the date not earlier than ten (10) days prior to the Closing) in the State of Delaware.

2. A certificate signed by the Secretary or an Assistant Secretary of Seller verifying the authorization of the execution, delivery, and performance of the Purchase Agreement by Seller and the consummation of the transactions contemplated by the Purchase Agreement.

3. A certificate signed by the Secretary or an Assistant Secretary of Seller dated as of the Closing Date as to the incumbency and signatures of officers of Seller.
4. A certificate signed by the President or any Vice President and the Secretary or any Assistant Secretary of Seller dated as of the Closing Date confirming that all of the representations and warranties of Seller contained in Sections 3.1 and 3.2 of the Purchase Agreement were true, accurate, and complete as of the date of the Purchase Agreement and as of the Closing Date (as if such representations and warranties had been made anew as of the Closing except with respect to the effect of transactions contemplated or permitted by the Purchase Agreement).
5. A certificate signed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company dated as of the Closing Date confirming that all of the representations and warranties of the Company contained in Sections 3.1 and 3.2 of the Purchase Agreement were true, accurate, and complete as of the date of the Purchase Agreement and as of the Closing Date (as if such representations and warranties had been made anew as of the Closing except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement and with respect to the effect of the passage of time and ordinary course conduct of business upon dated material in the Disclosure Schedules) (but only to the extent that such effect upon the Schedules do not constitute a material adverse effect on the Company or the Company Subsidiaries)).

6. Certificate as to the good standing of the Company (as of the date not earlier than ten (10) days prior to the Closing Date) in the State of Indiana.

7.     Evidence of Section 338 election.

8.     Opinion of counsel.

9.     Resignations.

10.    Section 7.5 financial statements, if available

                                                 APPENDIX B

                       DOCUMENTS TO BE DELIVERED
                       BY SELLER AT THE CLOSING
                            (continued)

11.    Evidence of Section 4.10 Agreements, if obtained.

                                                 APPENDIX C

                       DOCUMENTS TO BE DELIVERED
                        BY BUYER AT THE CLOSING

1. Certificate as to the good standing of Buyer (as of the date not earlier than ten (10) days prior to the Closing) in the Commonwealth of Massachusetts.

2. A certificate signed by the Clerk or an Assistant Clerk of Buyer verifying the authorization of the execution, delivery, and performance of the Purchase Agreement by Buyer and the consummation of the transactions contemplated by the Purchase Agreement.

3. A certificate signed by the Clerk or an Assistant Clerk of Buyer dated as of the Closing Date as to the incumbency and signatures of officers of Buyer.

4. A certificate signed by the President or any Vice President and the Clerk or any Assistant Clerk of Buyer dated as of the Closing Date confirming that all of the representations and warranties of Buyer contained in
       Section 3.3 of the Purchase Agreement were true, accurate, and complete as of the date of the Purchase Agreement and as of the Closing Date (as if such representations and warranties had been made anew as of the Closing Date except with respect to the effect of transactions contemplated or permitted by the Purchase Agreement).

                          TABLE OF CONTENTS



PREAMBLE. . . . . . . . .. . . . . . . . . . . . . . . . . . .1

RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . 1

TERMS AND CONDITIONS. . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I  GENERAL PROVISIONS. . . . . . . . . . . . . . . . .1

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . .1
     1.2  Other Definitions And Meanings; Interpretation. . . 1

ARTICLE II  PURCHASE AND SALE. . . . . . . . . . . . . . . . .2

     2.1  Transaction. . . . . . . . . . . . . . . . . . . . .2
     2.2  Purchase Price. . . . . . . . . . . . . . . . . . . 2
     2.3  Adjustment. . . . . . . . . . . . . . . . . . . . . 2
            (A)  Preparation of Closing Balance Sheet. . . .. 2
            (B)  Informal Negotiations; Dispute Resolution. . 2
            (C)  Fees and Expenses. . . . . . . . . . . . . . 3
            (D)  Access. . . . . . . . . . . . . . . . . . . .3
            (E)  Base-Line Net Worth. . . . . . . . . . . . . 3
            (F)  Determination of Closing Net Worth. . . . . .3
            (G)  Amount of the Adjustment. . . . . . . . . . .4
     2.4  Payment of Purchase Price. . . . . . . . . . . . . .4
            (A)  Payment at Closing. . . . . . . . . . . . . .4
            (B)  Payment of the Adjustment. . . . . . . . . . 5
     2.5  Refund of the Adjustment. . . . . . . . . . . . . . 5
     2.6  Method of Payment. . . . . . . . . . . . . . . . . .5
            (A)  Directed Payments. . . . . . . . . . . . . . 5
            (B)  Other Payments. . . . . . . . . . . . . . . .5

ARTICLE III  REPRESENTATIONS AND WARRANTIES. . . . . . . . . .5

     3.1  Seller's General Representations and Warranties. . .5
            (A)  Organization and Existence. . . . . . . . . .5
            (B)  Power and Authority. . . . . . . . . . . . . 5
            (C)  No Conflict. . . . . . . . . . . . . . . . . 6
            (D)  Capitalization. . . . . . . . . . . . . . . .6

            (E)  Brokers. . . . . . . . . . . . . . . . . . . 6
     3.2  Representations and Warranties Concerning
            the Company. . . . . . . . . . . . . . . . . . . .6
            (A)  Incorporation, Subsidiaries, Branches. . . . 7
            (B)  Financial Statements. . . . . . . . . . . . .7
            (C)  Undisclosed Liabilities. . . . . . . . . . . 8
            (D)  Taxes. . . . . . . . . . . . . . . . . . . . 8
            (E)  Real Property. . . . . . . . . . . . . . . . 8
            (F)  Tangible Personal Property. . . . . . . . .  9
            (G)  Intellectual Property. . . . . . . . . . . . 9
            (H)  Litigation. . . . . . . . . . . . . . . . . 10
            (I)  Contracts. . . . . . . . . . . . . . . . . .10
            (J)  Employees and Employee Benefits. . . . . . .11
            (K)  Compliance With Environmental, Health
                   and Safety Laws. . . . . . . . . . . . . .12
            (L)  Compliance With Other Laws. . . . . . . . . 13
            (M)  Absence of Certain Changes or Events. . . . 14
            (N)  Insurance. . . . . . . . . . . . . . . . . .14
     3.3  Disclaimer. . . . . . . . . . . . . . . . . . . . .15
     3.4  Buyer's Representations and Warranties. . . . . . .15
            (A)  Organization and Existence. . . . . . . . . 15
            (B)  Power and Authority. . . . . . . . . . . . .15
            (C)  No Conflict. . . . . . . . . . . . . . . . .15
            (D)  Brokers. . . . . . . . . . . . . . . . . . .15
            (E)  Buyer's Net Worth. . . . . . . . . . . . . .16
            (F)  Purchase for Investment. . . . . . . . . . .16

ARTICLE IV  ACTIONS BEFORE CLOSING. . . . . . . . . . . . . .16

     4.1  General. . . . . . . . . . . . . . . . . . . . . . 16
     4.2  Access to Records. . . . . . . . . . . . . . . . . 16
     4.3  Interim Conduct of the Business. . . . . . . . . . 16
     4.4  Buyer's Approval of Certain Transactions. . . . . .17
     4.5  Consents to Assignment. . . . . . . . . . . . . . .18
     4.6  Coordination of Public Announcements. . . . . . . .18
     4.7  Hart-Scott-Rodino Notification. . . . . . . . . . .18
     4.8  Other Regulatory Approvals. . . . . . . . . . . . .19
     4.9  Section 338 Election by Seller. . . . . . . . . . .19
     4.10 Employee Agreements. . . . . . . . . . . . . . . . 19

ARTICLE V  CONDITIONS. . . . . . . . . . . . . . . . . . . . 19

     5.1  Conditions to Buyer's Obligations. . . . . . . . . 19

     5.2  Conditions to Seller's Obligations. . . . . . . . .21

ARTICLE VI  CLOSING. . . . . . . . . . . . . . . . . . . . . 22

     6.1  The Closing. . . . . . . . . . . . . . . . . . . . 22
     6.2  Time, Date, and Place Of Closing. . . . . . . . . .22
     6.3  Buyer's Obligations. . . . . . . . . . . . . . . . 22
     6.4  Seller's Obligations. . . . . . . . . . . . . . . .22

ARTICLE VII  ACTIONS AFTER CLOSING. . . . . . . . . . . . . .22

     7.1  Further Conveyances. . . . . . . . . . . . . . . . 22
     7.2  Access to Former Business Records. . . . . . . . . 23
     7.3  Access to Former Employees. . . . . . . . . . . . .23
     7.4  Dispute Resolution. . . . . . . . . . . . . . . . .23
            (A)  Dispute Notice. . . . . . . . . . . . . . . 23
            (B)  Informal Negotiations. . . . . . . . . . . .23
            (C)  Dispute Resolution Proceedings. . . . . . . 23
                   (1)  Designation of Representatives. . . .24
                   (2)  Selection of Neutral. . . . . . . . .24
                   (3)  Procedures and Process. . . . . . . .24
                   (4)  Decision. . . . . . . . . . . . . . .25
            (D)  Equitable Relief. . . . . . . . . . . . . . 25
            (E)  Binding Effect. . . . . . . . . . . . . . . 25
     7.5  Financial Statements. . . . . . . . . . . . . . . .25
     7.6  Tax Returns. . . . . . . . . . . . . . . . . . . . 26

ARTICLE VIII  INDEMNIFICATION. . . . . . . . . . . . . . . . 27

     8.1  Indemnification of Seller. . . . . . . . . . . . . 27
     8.2  Indemnification of Buyer. . . . . . . . . . . . . .27
     8.3  Claims. . . . . . . . . . . . . . . . . . . . . . .27
            (A)  Notice. . . . . . . . . . . . . . . . . . . 27
            (B)  Responsibility for Defense. . . . . . . . . 28
            (C)  Right to Participate. . . . . . . . . . . . 28
            (D)  Settlement. . . . . . . . . . . . . . . . . 28
     8.4  Disputed Responsibility. . . . . . . . . . . . . . 29
     8.5  Dollar Limitation on Indemnification. . . . . . . .29
     8.6  Time Limitations on Indemnification. . . . . . . . 29
     8.7  Exclusive Remedy. . . . . . . . . . . . . . . . . .30

ARTICLE IX  AMENDMENT, WAIVER, TERMINATION, AND
     CANCELLATION. . . . . . . . . . . . . . . . . . . . . . 30

     9.1  Amendment. . . . . . . . . . . . . . . . . . . . . 30
     9.2  Waiver. . . . . . . . . . . . . . . . . . . . . .  30
     9.3  Termination. . . . . . . . . . . . . . . . . . . . 30

ARTICLE X  MISCELLANEOUS. . . . . . . . . . . . . . . . . .  31

    10.1  Cooperation. . . . . . . . . . . . . . . . . . . . 31
    10.2  Severability. . . . . . . . . . . . . . . . . . . .31
    10.3  Costs and Expenses. . . . . . . . . . . . . . . . .31
    10.4  Notices. . . . . . . . . . . . . . . . . . . . . . 31
    10.5  Assignment. . . . . . . . . . . . . . . . . . . . .33
    10.6  No Third Parties. . . . . . . . . . . . . . . . . .33
    10.7  Incorporation By Reference. . . . . . . . . . . . .33
    10.8  Governing Law. . . . . . . . . . . . . . . . . . . 33
    10.9  Counterparts. . . . . . . . . . . . . . . . . . . .33
    10.10 Complete Agreement. . . . . . . . . . . . . . . . .33
    10.11 Post-Closing Covenants. . . . . . . . . . . . . . .33